Investor Relations
John Wright
Director, Investor Relations
(952) 887-8865, invest@toro.com

Media Relations
Branden Happel
Manager, Public Relations
(952) 887-8930, pr@toro.com

TORO REPORTS FISCAL 2009 THIRD QUARTER RESULTS

•	Residential segment sales up on higher retail demand for walk power mowers and riding products
•	Company posts net earnings per share of $0.54
•	Working capital further strengthened as inventories reduced to lowest level in more than a decade
•	Improved asset management continues to drive strong operating cash flow

BLOOMINGTON, Minn. (August 20, 2009) – The Toro Company (NYSE: TTC) today reported net earnings of $19.8 million, or $0.54 per share, on net sales of $394.9 million for its fiscal third quarter ended July 31, 2009.  In the comparable fiscal 2008 period, the company posted net earnings of $38.2 million, or $0.99 per share, on net sales of $492.6 million.

For the fiscal year to date, Toro reported net earnings of $63.4 million, or $1.73 per share, on net sales of $1,234.9 million.  In the comparable fiscal 2008 period, the company posted net earnings of $119.6 million, or $3.06 per share, on net sales of $1,536.9 million.

“Despite a persistently difficult economic environment, we’ve been able to offset some of the impact through aggressive and disciplined actions,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “We are focused on driving retail demand and have improved our market share in many product categories.  Additionally, we are continuing to realign our cost structure and execute against our working capital initiative, which has resulted in significant reductions in inventory for both Toro and our channel partners.  While we cannot insulate ourselves from the broad economic downturn, we believe these actions put us in a better position when our industry starts heading in the right direction.”

To provide additional resources to support strategic growth, the company recently announced the creation of Red Iron Acceptance, LLC, a new joint venture with an indirect subsidiary of TCF Financial Corporation (NYSE:TCB).  This new commercial finance entity will provide floor plan and open account financing for the company’s U.S. and select Canadian channel partners.  For Toro, the venture will help improve working capital and free up cash to deliver increased value to shareholders.

SEGMENT RESULTS

Professional

•
Professional segment net sales for the fiscal 2009 third quarter totaled $260.9 million, down 27.3 percent from the comparable fiscal 2008 period.  Sales declined across most product categories as the equipment replacement cycle extends.  Worldwide demand for golf maintenance equipment remains particularly weak in an extremely tough environment.  And, while market conditions dampened demand for commercial and landscape contractor equipment, the new Toro® GrandStand™ stand-on mower continues to gain ground on the competition.  For the first nine months, professional segment net sales declined 26.7 percent to $800.6 million.

•
Professional segment earnings for the fiscal 2009 third quarter were $39.4 million, down 44.6 percent from last year’s third quarter.  For the first nine months, professional segment earnings totaled $126.4 million, down 42.4 percent compared with the prior year period.

Residential

•
Residential segment net sales for the fiscal 2009 third quarter totaled $126.2 million, up 1.2 percent from the comparable fiscal 2008 period.  Strength in walk power mowers and riding products were somewhat offset by lower shipments of snowthrower products that are anticipated to occur later due to timing of a new offering.  Specific to walk power mowers the company has increased market share, primarily the result of expanded retail placement and a wider range of price points to better meet the needs of customers.  For the first nine months, residential segment net sales declined 1.6 percent to $416.8 million.

•
Residential segment earnings for the fiscal 2009 third quarter were $10.7 million, up $7.3 million from last year’s third quarter.  For the first nine months, residential segment earnings totaled $32.1 million, up 15.0 percent from the prior year period.

REVIEW OF OPERATIONS

Gross margin for the fiscal 2009 third quarter was 33.9 percent compared with 35.3 percent in the comparable fiscal 2008 period.  For the first nine months of fiscal 2009, gross margin was 33.5 percent, compared with 35.8 percent in the same period of fiscal 2008.  For the quarter and year to date, the decline in gross margin was primarily due to the impact of production cuts to adjust for reduced demand and unfavorable product mix.

Selling, general and administrative (SG&A) expenses for the fiscal 2009 third quarter declined $16.7 million, or 15.1 percent, but increased to 23.9 percent of net sales from 22.5 percent in last year’s third quarter.  For the first nine months of fiscal 2009, SG&A expenses were down $52.0 million, or 14.7 percent, but increased to 24.4 percent of net sales from 23 percent in the comparable fiscal 2008 period.

Other expense for the fiscal 2009 third quarter was $4.0 million compared with $0.4 million in the prior year period.  The increase was mainly due to one-time expenses for several legal matters, somewhat offset by higher foreign currency gains.

Interest expense for the fiscal 2009 third quarter was $4.4 million compared with $4.6 million in the prior year’s third quarter.  For the first nine months of fiscal 2009, interest expense totaled $13.2 million compared with $14.9 million in the comparable fiscal 2008 period. The decline in interest expense reflects lower borrowing rates and reduced levels of average debt outstanding.

The effective tax rate for the fiscal 2009 third quarter was 36.6 percent compared with 34.2 percent in the comparable fiscal 2008 period.  The tax rate increase was mainly the result of a one-time valuation allowance related to a foreign subsidiary.

Accounts receivable at the end of the fiscal 2009 third quarter totaled $269.9 million, down 26.1 percent, on a sales decline of 19.8 percent.  Net inventories in the fiscal 2009 third quarter declined by $51.2 million, or 24.2 percent, from the comparable 2008 period.

The company’s solid cash flow enabled it to return value to shareholders through dividend payments and share repurchases.  During the fiscal 2009 third quarter, the company repurchased 1.6 million common shares and, as previously announced, received authorization in July to repurchase an additional 5 million common shares.

BUSINESS OUTLOOK

“We will manage the business with the expectation of no significant improvement in our end markets in the near future,” said Hoffman.  “While we continue to carefully manage costs, we will also maintain our focus on driving market share improvements by bringing innovation to our customers.  We will also invest in new initiatives that enable future growth when our markets recover.”

The company continues to expect fiscal 2009 revenues to decline about 18 percent from fiscal 2008.  However, due to one-time charges of $0.15 per share in the fiscal 2009 third quarter to account for workforce adjustments, valuation allowance for taxes, and expenses for several legal matters, the company now expects net earnings per share for fiscal 2009 to be approximately $1.53 to $1.63.

The Toro Company is a leading worldwide provider of outdoor maintenance equipment and beautification products to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL
August 20, 10:00 a.m. CST
www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on August 20, 2009.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials, including steel, resins and other commodities; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our markets, including the golf market; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the goals for our current three-year growth, profit and asset management initiative called “GrowLean” which is intended to improve our revenue growth, after-tax return on sales and working capital efficiency; our increased dependence on international sales and the risks attendant to international operations; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  the occurrence of litigation or claims, including the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro's quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	July 31, 2009	August 1, 2008	July 31, 2009	August 1, 2008
Net sales	$394,859	$492,635	$1,234,883	$1,536,944
Gross profit	133,798	173,940	413,283	550,843
Gross profit percent	33.9%	35.3%	33.5%	35.8%
Selling, general, and administrative expense	94,181	110,874	300,971	352,934
Earnings from operations	39,617	63,066	112,312	197,909
Interest expense	(4,429)	(4,645)	(13,207)	(14,947)
Other (expense) income, net	(4,018)	(368)	(1,725)	532
Earnings before income taxes	31,170	58,053	97,380	183,494
Provision for income taxes	11,393	19,826	34,011	63,856
Net earnings	$19,777	$38,227	$63,369	$119,638

Basic net earnings per share	$0.55	$1.01	$1.75	$3.13

Diluted net earnings per share	$0.54	$0.99	$1.73	$3.06

Weighted average number of shares of common stock outstanding – Basic	35,981	37,901	36,248	38,177

Weighted average number of shares of common stock outstanding – Diluted	36,357	38,708	36,626	39,039

THE TORO COMPANY AND SUBSIDIARIES
Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
Segment Net Sales	July 31, 2009	August 1, 2008	July 31, 2009	August 1, 2008
Professional	$260,884	$359,070	$800,630	$1,092,767
Residential	126,181	124,671	416,762	423,545
Other	7,794	8,894	17,491	20,632
Total *	$394,859	$492,635	$1,234,883	$1,536,944

* Includes international sales of	$110,773	$138,682	$389,004	$494,909

	Three Months Ended		Nine Months Ended
Segment Earnings (Loss) Before Income Taxes	July 31, 2009	August 1, 2008	July 31, 2009	August 1, 2008
Professional	$39,436	$71,179	$126,424	$219,639
Residential	10,701	3,370	32,122	27,933
Other	(18,967)	(16,496)	(61,166)	(64,078)
Total	$31,170	$58,053	$97,380	$183,494

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	July 31, 2009	August 1, 2008
ASSETS
Cash and cash equivalents	$130,735	$55,013
Receivables, net	269,886	364,988
Inventories, net	160,589	211,760
Prepaid expenses and other current assets	12,224	14,811
Deferred income taxes	58,542	56,147
Total current assets	631,976	702,719

Property, plant, and equipment, net	165,975	173,812
Deferred income taxes	6,445	6,485
Goodwill and other assets, net	113,299	109,319
Total assets	$917,695	$992,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$3,027	$2,441
Short-term debt	-	-
Accounts payable	68,304	86,824
Accrued liabilities	237,259	258,246
Total current liabilities	308,590	347,511

Long-term debt, less current portion	225,521	227,266
Deferred revenue and other long-term liabilities	14,791	15,836
Stockholders’ equity	368,793	401,722
Total liabilities and stockholders’ equity	$917,695	$992,335

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	July 31, 2009	August 1, 2008
Cash flows from operating activities:
Net earnings	$63,369	$119,638
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity losses from investments	46	439
Provision for depreciation and amortization	29,537	32,196
Gain on disposal of property, plant, and equipment	(51)	(89)
Gain on sale of business	-	(113)
Stock-based compensation expense	2,959	4,366
Decrease (increase) in deferred income taxes	1,178	(1,490)
Changes in operating assets and liabilities:
Receivables	(10,487)	(79,252)
Inventories	51,841	39,663
Prepaid expenses and other assets	(1,612)	(3,712)
Accounts payable, accrued expenses, and deferred revenue and other long-term liabilities	(17,816)	14,059
Net cash provided by operating activities	118,964	125,705

Cash flows from investing activities:
Purchases of property, plant, and equipment	(24,003)	(34,304)
Proceeds from asset disposals	200	880
Increase in investment in affiliates	-	(250)
Decrease (increase) in other assets	122	(288)
Proceeds from sale of a business	-	1,048
Acquisition, net of cash acquired	-	(1,000)
Net cash used in investing activities	(23,681)	(33,914)

Cash flows from financing activities:
Decrease in short-term debt	(3,237)	(372)
Repayments of long-term debt, net of costs	(2,206)	(1,124)
Excess tax benefits from stock-based awards	4,478	3,511
Proceeds from exercise of stock-based awards	4,877	3,506
Purchases of Toro common stock	(55,044)	(86,679)
Dividends paid on Toro common stock	(16,313)	(17,170)
Net cash used in financing activities	(67,445)	(98,328)

Effect of exchange rates on cash	3,538	(497)

Net increase (decrease) in cash and cash equivalents	31,376	(7,034)
Cash and cash equivalents as of the beginning of the fiscal period	99,359	62,047

Cash and cash equivalents as of the end of the fiscal period	$130,735	$55,013

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